SOMNIGROUP ANNOUNCES SECOND QUARTER CASH DIVIDEND

DALLAS, TX, May 8, 2025 – Somnigroup International Inc. (NYSE: SGI, “Company” or “Somnigroup”) today announced that its Board of Directors has declared a second quarter cash dividend on its common stock of $0.15 per share. The dividend is payable on June 5, 2025, to shareholders of record as of May 22, 2025.

About Somnigroup International Inc.
Somnigroup is the world’s largest bedding company, dedicated to improving people’s lives through better sleep. With superior capabilities in design, manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in more than 100 countries worldwide, through our fully-owned businesses, Tempur Sealy, Mattress Firm and Dreams. Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy®, Stearns & Foster®, and Sleepy’s®, and our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored sleep solutions.
We seek to deliver long-term value for our shareholders through prudent capital allocation, including managing investments in our businesses. We are guided by our core value of Doing the Right Thing and committed to our global responsibility to protect the environment and the communities in which we operate. For more information, please visit www.somnigroup.com.

Investor Relations Contact
Aubrey Moore
Investor Relations
Somnigroup International Inc.
Investor.relations@somnigroup.com